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                                                                EXHIBIT 8(n)(ii)


                                    AGREEMENT


THIS AGREEMENT ("Agreement") made as of _____________, 2000, is by and between INVESCO Funds Group, Inc., a Delaware corporation ("Adviser") and THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas corporation ("VALIC").


                                   WITNESSETH:

WHEREAS, each of the investment companies listed on Schedule One hereto ("Schedule One," as the same may be amended from time to time), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "Act") (such investment companies are hereinafter collectively called the "Funds," or each a "Fund"); and

WHEREAS, each of the Funds is available as an investment vehicle for VALIC for its separate account to fund variable annuity contracts ("Contracts") listed on Schedule Two hereto ("Schedule Two," as the same may be amended from time to time); and

WHEREAS, VALIC has entered into a participation agreement dated ___________, 2000, among VALIC, the Funds, and the Funds' underwriter (the "Participation Agreement," as the same may be amended from time to time); and

WHEREAS, Adviser provides, among other things, investment advisory and/or administrative services to the Funds; and

WHEREAS, Adviser desires VALIC to provide the administrative services specified in the attached Exhibit A ("Administrative Services"), in connection with the Contracts for the benefit of persons who maintain their ownership interests in the separate account, whose interests are included in the master account ("Master Account") referred to in paragraph 1 of Exhibit A ("Shareholders"), and VALIC is willing and able to provide such Administrative Services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto severally agrees as follows:


1. VALIC agrees to perform the Administrative Services specified in Exhibit A hereto for the benefit of the Shareholders. Subject to paragraph 8 hereof, and the provisions of Article III of the Participation Agreement, VALIC shall initially bear the costs of the following: (a) printing and distributing the Fund's prospectus, SAI, periodic shareholder reports, proxy material and other shareholder communications to be distributed to prospective contract owners except as provided in the Participation Agreement; (b) printing and distributing all sales or promotional material developed by VALIC; and (c) servicing contract owners who have allocated contract value to the Fund, including but not limited to those items listed in Exhibit A.

2. VALIC represents and agrees that it will maintain and preserve all records as required by law


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     to be maintained and preserved in connection with providing the
     Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services.

3. VALIC agrees to provide copies of all the historical records relating to transactions between the Funds and Shareholders, and all written communications and other related materials regarding the Fund(s) to or from such Shareholders, as reasonably requested by Adviser or its representatives (which representatives, include, without limitation, its auditors, legal counsel or the Underwriter, as the case may be), to enable Adviser or its representatives to monitor and review the Administrative Services performed by VALIC, or comply with any request of the board of directors, or trustees or general partners (collectively, the "Directors") of any Fund, or of a governmental body, self-regulatory organization or Shareholder.

     In addition, VALIC agrees that it will permit Adviser, the Funds or their representatives, to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Administrative Services.

4. VALIC may, with the consent of Adviser, contract with or establish relationships with other parties for the provision of the Administrative Services or other activities of VALIC required by this Agreement, or the Participation Agreement, provided that VALIC shall be fully responsible for the acts and omissions of such other parties.

5. VALIC hereby agrees to notify Adviser promptly if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement.

6. VALIC hereby represents and covenants that it does not, and will not, own or hold or control with power to vote any shares of the Funds which are registered in the name of VALIC or the name of its nominee and which are maintained in VALIC variable annuity or variable life insurance accounts. VALIC represents further that it is not registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the"1934 Act"), and it is not required to be so registered, including as a result of entering into this Agreement and performing the Administrative Services, and other obligations of VALIC set forth in this Agreement.

7. The provisions of the Agreement shall in no way limit the authority of Adviser, or any Fund or Underwriter to take such action as any of such parties may deem appropriate or advisable in connection with all matters relating to the operations of any of such Funds and/or sale of its shares.

8. In consideration of the performance of the Administrative Services by VALIC, beginning on the date hereof, Adviser agrees to pay VALIC a quarterly amount that is equal on an annual basis to __________ basis points (___%) of the average daily net assets of the Fund held in the Contracts. The foregoing fee will be paid by Adviser to VALIC within 20 days of the end of each calendar quarter, without demand or notice by VALC.

     Notwithstanding anything in this Agreement or the Participation Agreement appearing to the contrary, the payments by Adviser to VALIC relate solely to the performance by VALIC of the Administrative Services described herein only, and do not constitute payment in any

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     manner for services provided by VALIC to VALIC policy or contract owners, or to any separate account organized by VALIC, or for any investment advisory services, or for costs associated with the distribution of any variable annuity or variable life insurance contracts.

9. VALIC shall indemnify and hold harmless each of the Funds, Adviser and Underwriter and each of their respective officers, Directors, employees and agents from and against any and all losses, claims, damages, expenses, or liabilities that any one or more of them may incur including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the performance or non-performance by VALIC of the Administrative Services under this Agreement.

10. This Agreement shall continue in effect for so long as VALIC or its successor(s) in interest, or any affiliate thereof, continues to hold shares of the Funds, and continues to perform in a similar capacity for the Funds and the Adviser. This Agreement may be terminated without penalty at any time by VALIC or by Adviser as to one or more of the Funds collectively, upon one hundred and eighty days (180) written notice to the other party. Notwithstanding the foregoing, the provisions of paragraphs 2, 3, 9 and 11 of this Agreement, shall continue in full force and effect after termination of this Agreement.

     This Agreement shall not require VALIC to preserve any records (in any medium or format) relating to this Agreement beyond the time periods otherwise required by the laws to which VALIC or the Funds are subject provided that such records shall be offered to the Funds in the event VALIC decides to no longer preserve such records following such time periods.

11. After the date of any termination of this Agreement in accordance with paragraph 10 of this Agreement, no fee will be due with respect to any amounts in the Contracts first placed in the Master Account for the benefit of Shareholders after the date of such termination. However, notwithstanding any such termination, Adviser will remain obligated to pay VALIC the fee specified in paragraph 8 of this Agreement, with respect to the value of each Fund's average daily net assets maintained in the Master Account with respect to the Contracts as of the date of such termination, for so long as such amounts are held in the Master Account and VALIC continues to provide the Administrative Services with respect to such amounts in conformity with this Agreement. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to amounts for which a fee continues to be due subsequent to such termination.

12. VALIC understands and agrees that the obligations of Adviser under this Agreement are not binding upon any of the Funds, upon any of their Board members or upon any shareholder of any of the Funds.

13. It is understood and agreed that in performing the services under this Agreement VALIC, acting in its capacity described herein, shall at no time be acting as an agent for Adviser, Underwriter or any of the Funds. VALIC agrees, and agrees to cause its agents, not to make any representations concerning a Fund except those contained in the Fund's then-current prospectus; in current sales literature furnished by the Fund, Adviser or Underwriter to VALIC; in the then current prospectus for a variable annuity contract or variable life insurance policy issued by VALIC or then current sales literature with respect to such variable annuity contract or variable life insurance policy, approved by Adviser.

14. This Agreement, including the provisions set forth herein in paragraph 8, may only be amended pursuant to a written instrument signed by the party to be charged. This Agreement may not be assigned by a party hereto, by operation of law or otherwise, without the prior written consent of the other party.

15. Except insofar as the Act or other federal laws and regulations may be controlling, this Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of law of such jurisdiction.

16. This Agreement, including Exhibit A, Schedule One and Schedule Two, constitutes the entire agreement between the parties with respect to the matters dealt with herein and supersedes any previous agreements and documents with respect to such matters. The parties agree that Schedule One and/or Schedule Two may be replaced from time to time with a new Schedule One and/or Schedule Two to accurately reflect any changes in the Funds available as investment vehicles and/or the Contracts available, under the Participation Agreement, respectively.



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IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


THE VARIABLE ANNUITY LIFE INSURANCE COMPANY


By:
   -----------------------------------
         Authorized Signatory


   -----------------------------------
         Print or Type Name


INVESCO FUNDS GROUP, INC.


By:
   -----------------------------------
         Authorized Signatory


   -----------------------------------
         Print or Type Name

                                  SCHEDULE ONE


INVESTMENT COMPANY NAME:                       FUND NAME(S):
------------------------                       -------------
INVESCO Stock Funds, Inc.                      INVESCO Blue Chip Growth Fund

                                  SCHEDULE TWO

                                LIST OF CONTRACTS



o    Portfolio Director Contracts

                                    EXHIBIT A

Pursuant to the Agreement by and among the parties hereto, VALIC shall perform the following Administrative Services:

1. Maintain separate records for each Shareholder, which records shall reflect shares purchased and redeemed for the benefit of the Shareholder and share balances held for the benefit of the Shareholder. VALIC shall maintain the Master Account with the transfer agent of the Fund on behalf of Shareholders and such Master Account shall be in the name of VALIC or its nominee as the record owner of the shares held for such Shareholders. VALIC shall provide information to Adviser and to Contract owners with respect to shares attributable to Contract owner accounts.

2. For each Fund, disburse or credit to Shareholders all proceeds of redemptions of shares of the Fund and all dividends and other distributions not reinvested in shares of the Fund or paid to the Separate Account holding the Shareholders' interests.

3. Prepare and transmit to Shareholders periodic account statements showing the total number of shares held for the benefit of the Shareholder as of the statement closing date (converted to interests in the Separate Account), purchases and redemptions of Fund shares for the benefit of the Shareholder during the period covered by the statement, and the dividends and other distributions paid for the benefit of the Shareholder during the statement period (whether paid in cash or reinvested in Fund shares).

4. Transmit to Shareholders proxy materials and reports and other information received by VALIC from any of the Funds and required to be sent to Shareholders under the federal securities laws and, upon request of the Fund's transfer agent, transmit to Shareholders material Fund communications deemed by the Fund, through its Board of Directors or other similar governing body, to be necessary and proper for receipt by all Fund beneficial shareholders.

5. Transmit to the Fund's transfer agent purchase and redemption orders on behalf of Shareholders.

6. Provide to the Funds, or to the transfer agent for any of the Funds, or any of the agents designated by any of them, such periodic reports as shall reasonably be concluded to be necessary to enable each of the Funds and its Underwriter to comply with any applicable State Blue Sky requirements.

7. Respond to inquiries from VALIC contract owners using the Funds as an investment vehicle regarding services performed by VALIC as they relate to Adviser or the Funds; VALIC shall also communicate directly with Contract owners concerning Adviser or the Fund's operations.

8. Provide such similar services as Adviser or the Fund may reasonably request, to the extent permitted or required by applicable statutes, rules and regulations.